Exhibit 4.5

Colony Starwood Homes

2017 Employee Share Purchase Plan

This Colony Starwood Homes 2017 Employee Share Purchase Plan (the “Plan”) is effective April 1, 2017 subject to approval by the Company’s shareholders. The Plan is a new Employee Share Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” as set forth in Section 423 of the Code, and shall be interpreted in a manner that is consistent with that intent.

1. Purpose and Structure of the Plan

The purpose of this Plan is to provide eligible employees of the Company and Participating Companies who wish to become shareholders in the Company a convenient method of doing so. It is believed that employee participation in the ownership of the business will be to the mutual benefit of both the employees and the Company.

2. Definitions.

2.1 “Account” means the funds accumulated with respect to an individual employee as a result of deductions from such employee’s paycheck (or otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing common shares under this Plan. The funds allocated to an employee’s Account shall remain the property of the employee at all times but may be used by the Company for any corporate purpose to the extent permitted by applicable law and may also be commingled with the general funds of the Company except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.

2.2 “Affiliate” means an entity, other than a Subsidiary, in which the Company has an equity or other ownership interest of at least Fifty “50” percent ownership both as to vote and value.

2.3 “Administrator” means the Committee or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Committee pursuant to Section 22.

2.4 “Board” means the Board of Trustees of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” means the Compensation Committee of the Board. The Committee may delegate its responsibilities as provided in Section 22.

2.7 “Company” means Colony Starwood Homes and any successor thereto, and where required by the context, shall include any Participating Company.

2.8 “Compensation” means an employee’s regular straight-time earnings or base salary, bonuses and commissions (determined before giving effect to any elective salary reduction or deferral agreements) and including vacation, sick time, paid-time-off,  and short term disability pay and excluding overtime, severance pay, long term disability payments funded through insurance,  relocation expenses, sign-on bonuses, expense reimbursements, commuting or automobile allowances,  shift differentials, incentive compensation (including without limitation any share plan, share award, share purchase, RSU or similar Plan) and payout of nonqualified deferred compensation from the Company or any Subsidiary.

2.9 “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

2.10 “Effective Date” means April 1, 2017, subject to the Plan obtaining shareholder approval in accordance with Section 30.

2.11 “Employee” means any person who renders services to the Company or a Participating Company as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Company that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.12 “Eligible Employee” means an Employee who (i) has been employed by the Company or a Participating Company for 6 continuous and consecutive months on the last business day preceding the Offering Date for an Offering Period ; (ii) is customarily employed for at least twenty (20) hours per week; and (iii) is customarily employed for more than five (5) months in any calendar year.

2.13 “Enrollment Agreement” means an agreement (which may be electronic) between the Company and an Employee, in such form as may be established by the Company from time to time, pursuant to which the Employee elects to participate in this Plan, elects changes with respect to such participation as permitted under the Plan, or elects to stop payroll deductions and withdraw from an Offering Period.

2.14 “ESPP Broker” means a stock brokerage or other entity designated by the Company to establish accounts for shares purchased under the Plan by participants.

2.15 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.16 “Fair Market Value” means the closing bid price as reported on the New York Stock Exchange (or if the common shares are not then listed on such exchange, such other national securities exchange on which the shares are then listed).

2.17 “Offering Date” as used in this Plan shall be the commencement date of an Offering Period.

2.18 “Offering Period” means the three (3) month calendar quarter period during which the participant’s share purchase is funded through payroll deduction accumulations.  The first Offering Period shall begin on the Effective Date and continue until the last Trading Date of the calendar quarter containing the Effective Date.  Each subsequent Offering Period following the first Offering Period shall begin on the first day of the calendar quarter next following the preceding Purchase Date and continue until the last Trading Date of the calendar quarter in which such purchase began.

2.19 “Participating Company” means the Company and any Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan.

2.20 “Plan” means this Colony Starwood Homes 2017. Employee Share Purchase Plan, as set forth herein and as amended from time to time.

2.21 “Purchase Date” means the last Trading Date of each calendar quarter.

2.22  “Purchase Price” is the price  of a common share  of the Company as established pursuant to Section 5 of the Plan.

2.23 “Securities Act” means the Securities Act of 1933, as amended.

2.24 “Subsidiary” means any domestic corporation (other than the Company), that is in an unbroken chain of corporations beginning with Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).

2.25 “Trading Date” means a day on which the New York Stock Exchange is open for trading.

3. Employees Eligible to Participate. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

4. Offerings. Subject to shareholder approval at the next regularly scheduled shareholder meeting to be held in May of 2017, and subject to the right of the Company in its sole discretion to sooner terminate the Plan, the first offering will commence April 1, 2017, and the Plan will operate with separate consecutive three-month Offering Periods as defined above.  Unless a termination of or change to the Plan has previously been made by the Company, the final offering under this Plan shall commence on October 1, 2027 and shall terminate on December 31, 2027. In order to become eligible to purchase shares, an Employee must complete and submit an Enrollment Agreement and any other necessary documents pursuant to Section 7. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.

5. Price. The Purchase Price per share shall be eighty-five percent (85%) of the Fair Market Value of a common share on the Purchase Date correlating to the Offering Period provided that the Purchase Price per common share will in no event be less than the par value of a common share.

6. Number of Shares to be Offered. The maximum number of common shares that will be offered under the Plan is One Million (1,000,000) shares, subject to adjustment as permitted under Section 20.1. The shares to be sold to participants under the Plan will be common shares of beneficial interest in the Company. No option granted under the Plan shall permit a participant to purchase common shares which, if added together with the total number of common shares purchased by all other participants in such offering would exceed the total number of common shares remaining available under the Plan. Thus, if the total number of common shares for which options are to be granted on any date in accordance with Section 12 exceeds the number of common shares then available under the Plan (after deduction of all shares for which options have been exercised under the Plan or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as it determines is practicable and equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of the reduction to each Employee affected.

7. Participation.

7.1 An Eligible Employee may become a participant by completing an Enrollment Agreement provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, in accordance with the enrollment procedures established by the Committee at least 5 days prior to the commencement of the offering to which it relates. The Enrollment Agreement may be completed at any time after the Employee becomes eligible to participate in the Plan, and will be effective as of the Offering Date next following the receipt of a properly completed Enrollment Agreement by the Company (or the Company’s designee for this purpose).  Participation in the Plan is entirely voluntary.

7.2 Payroll deductions for a participant shall commence on the first payroll date following the Offering Date as described above and shall continue through subsequent offerings pursuant to Section 10 until the participant’s termination of employment, subject to modification by the Employee as provided in Section 8.1, and unless participation is earlier withdrawn or suspended by the Employee as provided in Section 9.

7.3 Payroll deduction shall be the sole means of accumulating funds in a participant’s Account.

7.4 The Company may require current participants to complete a new Enrollment Agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8. Payroll Deductions.

8.1 Submission of the Enrollment Agreement pursuant to Section 7 shall constitute authorization for deductions to be made from the Employee’s Compensation on each payday during the time he or she is a participant in an offering, at any non-fractional percentage rate from 1% to 80%. A participant may change his or her payroll deduction percentage election, including changing the payroll deduction percentage to zero, effective as of any Offering Date by filing a revised authorization, provided the revised authorization is filed at least 5 days prior to such Offering Date.

8.2 All payroll deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any separate cash payment into his or her Account nor may payment for shares be made other than by payroll deduction.

8.3 A participant may withdraw from or suspend his or her participation in the Plan as provided in Section 9, but no other change can be made during an offering with respect to that offering. A participant may also make a prospective election, by changing his or her payroll deduction percentage to zero as set forth in Section 8.1, to cease participation in the Plan effective as of the next Offering Date. Other changes permitted under the Plan may only be made with respect to an offering that has not yet commenced.

9. Withdrawal and Suspension.

9.1 An Employee may withdraw from an offering, in whole but not in part, at any time prior to the first day of the last calendar month of such offering by submitting a withdrawal notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter and terminate the participant’s option.

9.2 An Employee may, at any time prior to the first day of the last calendar month of an offering, reduce to zero the percentage by which he or she has elected to have his or her Compensation reduced, thereby suspending participation in the Plan. The reduction will be effective as soon as administratively feasible after receipt of the participant’s election. Shares shall be purchased in accordance with Section 13 based on the amounts accumulated in the participant’s Account prior to the suspension of payroll deductions.

9.3 If an Employee withdraws or suspends his or her participation pursuant to Sections 9.1 or 9.2, he or she shall not participate in a subsequent offering unless and until he or she re-enters the Plan. To re-enter the Plan, an Employee who has previously withdrawn or suspended participation by reducing payroll deductions to zero must file a new Enrollment Agreement in accordance with Section 7.1. The Employee’s re-entry into the Plan will not become effective before the beginning of the next offering following his or her withdrawal or suspension.

10. Automatic Re-Enrollment. At the termination of each offering each participating Employee who continues to be eligible to participate pursuant to Section 3 shall be automatically re-enrolled in the next offering, unless the Employee has advised the Company otherwise by (i) submitting a new Enrollment Agreement in accordance with Section 7.1, (ii) withdrawing or suspending participation in the Plan in accordance with Section 9, or (iii) terminating employment or otherwise becoming ineligible to participate in the Plan. Upon termination of the Plan, any balance in each Employee’s Account shall be refunded to him.

11. Interest. No interest will be paid or allowed on any money in the Accounts of participating Employees, except to the extent payment of interest is required by the laws of any applicable jurisdiction.

12. Granting of Option. On each Offering Date, this Plan shall be deemed to have granted to the participant an option for as many common shares as he or she will be able to purchase with the amounts credited to his or her Account during his or her participation in that offering. Notwithstanding the foregoing, no participant may exercise such option as would permit his or her rights to purchase common shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such common shares (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

13. Exercise of Option. Each Employee who continues to be a participant in an offering on the last Trading Date of that offering shall be deemed to have exercised his or her option on that date and shall be deemed to have purchased from the Company the number of whole common shares reserved for the purpose of the Plan as the balance of his or her Account on such date will pay for at the Purchase Price. No fractional shares may be purchased.  If any accumulated deductions remain in a participant’s Account after the purchase of whole common shares, then such remaining amount shall be held in the participant’s Account and used to purchase common shares at the Purchase Price on the next succeeding Purchase Date, subject to earlier withdrawal by the participant in accordance with Section 8 or termination of employment in accordance with Section 17.

14. Employee’s Rights as a Shareholder. No participating Employee shall have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 13 above and the shares have been issued by the Company.

15. Evidence of Share Ownership.

15.1 Following the end of each offering, the number of common shares purchased by each participant shall be deposited into an account established in the participant’s name at the ESPP Broker. The Committee may permit or require that the shares be deposited directly into such account and may require that the shares be retained with such ESPP Broker for a specified period of time.

15.2 A participant shall be free to undertake a disposition (as that term is defined in Section 424(c) of the Code) of the shares in his or her ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the participant’s ESPP Broker account.

15.3 Each participant shall give the Company prompt written notice of any disposition or other transfer of shares pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

16. Rights Not Transferable. No Employee shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or an option or any rights with regard to the exercise of an option or rights to receive shares under the Plan other than by will, the laws of descent and distribution or to a beneficiary as provided in Section 18, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the employee. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.  During the Employee’s lifetime, only the Employee can make decisions regarding the participation in or withdrawal from an offering under the Plan.

17. Termination of Employment. Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, or a change in the participant’s employment status following which the participant is no longer an Eligible Employee, the participant will be deemed to have withdrawn from the Plan and the balance in the Account of a participating Employee shall be paid to the Employee, or in the case of the participant’s death, to the beneficiary elected in accordance with Section 18. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Administrator in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.

18. Designation of Beneficiary. A participant may file, on forms supplied by the Committee, either in written or electronic form, a designation of beneficiary of who is to receive any shares of common stock from the participant’s account established with the ESPP Broker in the event of such participant's death. In addition, a participant may file, either in written or electronic form as permitted by the Committee, a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the participant's account in the event of the participant's death prior to the Purchase Date of an Offering Period.

19. Amendment or Discontinuance of the Plan. The Committee and the Board shall have the right at any time and without notice to amend, modify or terminate the Plan; provided that no such amendment of the Plan shall, except as provided in Section 20.1, increase the total number or total value of shares to be offered under the Plan above the limit specified in Section 6 unless shareholder approval is obtained therefor.  If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase common shares will be returned to participants (without interest, except as otherwise required by law) as soon as administratively practicable.

20. Changes in Capitalization, Dissolution or Liquidation, or Corporate Transactions.

20.1 In the event that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common shares or other securities of the Company, or other change in the Company's structure affecting the common shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of common shares that may be delivered under the Plan, the Purchase Price per share and the number of common shares covered by each outstanding option under the Plan, and the numerical limits of Section 6.

20.2 Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company's proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each participant with written notice, which may be electronic, of the new Purchase Date and that the participant's option will be exercised automatically on such date, unless before such time, the participant has withdrawn from the Offering in accordance with Section 9.

20.3 In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each participant with written notice, which may be electronic, of the new Purchase Date and that the participant's option will be exercised automatically on such date, unless before such time, the participant has withdrawn from the Offering in accordance with Section 9.

21. Share Ownership. Notwithstanding anything in the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if immediately after the grant of the option, such Eligible Employee (or any other person whose shares would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital shares of the Company or hold outstanding options to purchase shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary.

22. Administration and Board Authority.

22.1 The Plan shall be administered by the Board. The Board has delegated its full authority under the Plan to the Committee, and the Committee may further delegate any or all of its authority under this Plan to such senior officer(s) of the Company as it may designate. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board. The authority that may be delegated by the Committee includes, without limitation, the authority to (i) interpret the terms of this Plan; (ii) designate from time to time which Subsidiaries will be Participating Companies; (iii) determine procedures for Eligible Employees to enroll in or withdraw from the Plan, including setting or changing payroll deduction percentages and obtaining necessary tax withholdings; (iv) allocate the available shares under the Plan for particular offerings; and (v) adopt amendments to the Plan, without limitation, including amendments to increase the shares available for issuance under the Plan pursuant to Section 20.1 (but not including increases in the available shares above the maximum Fair Market Value permitted by Sections 6 and 20.1 which shall require Board and shareholder approval). All expenses of administering the Plan shall be borne by the Company.

22.2 The Administrator shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Administrator may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of employees of any Subsidiary when the Administrator deems such changes to be necessary or appropriate to achieve a desired tax treatment or to comply with the laws applicable to such Subsidiaries. Those changes may include, without limitation, the exclusion of particular Subsidiaries from participation in the Plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular

Participating Company will apply only to that Participating Company, and will apply equally to all similarly situated employees of that Participating Company.

23. Statements. Participants will be provided with statements at least annually which shall set forth the contributions made by the participant to the Plan, the Purchase Price of any common shares purchased with accumulated funds, the number of common shares purchased, and any payroll deduction amounts remaining in the participant's Account.

24. Notices. All notices or other communications by a participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

25. Termination of the Plan. This Plan will terminate at the earliest of the following:

(a) May 31, 2017, should the shareholders of the Company not approve this Plan;

(b) December 31, 2027;

(c) The date of the filing of a Notice of Termination by the Company or the effective date of a merger, conversion or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of any of such events, on such date as the Company may determine, the Company may permit a participating employee to exercise the option to purchase shares for as many shares as the balance of his or her Account will allow at the price set forth in accordance with Section 5. If the employee elects to purchase shares, any remaining balance of the employee’s Account will be refunded to the employee after that purchase;

(d) The date the Board acts to terminate the Plan in accordance with Section 19; and

(e) The date when all shares reserved under the Plan have been purchased.

26. Governmental Regulation/Compliance with Applicable Law/Separate Offering. The Company’s obligation to sell and deliver common shares of the Company under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares. In addition, the terms of an offering under this Plan, or the rights of an Employee under an offering, may be modified to the extent required by applicable law. Common shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

27. No Employment/Service Rights. Nothing in the Plan shall confer upon any Employee the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing such person), or of any Employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

28. Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

29. Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

30. Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

31. Section 423. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

32. Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Mountain Time. Business days for purposes of the Plan are U.S. business days.

33. Masculine and Feminine, Singular and Plural. Whenever used in the Plan, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

34. Governing Law. The Plan shall be governed by the laws of the State of Arizona without regard to Arizona laws that might cause other law to govern under applicable principles of conflicts of law.

35. Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

36. Headings. The headings of Sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

37.  Interpretation.   The Company is a Maryland real estate investment trust taxable as a C-Corporation and for all Code purposes is treated as a Corporation. To more accurately reflect the ownership structure of the Company, ownership interest in the Company purchased under this Plan are referred to as a common share or a share, rather than as common stock or stock. Nonetheless, references to ‘stock’ have been utilized in sections of this Plan document where the term ‘stock’ is unique to a name or is a direct reference to a Code provision.